Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

STANDEX REPORTS FISCAL SECOND QUARTER 2023 FINANCIAL RESULTS

●	Record GAAP Operating Margin of 14.8%; Record Adjusted Operating Margin of 15.2%, up 20 bps sequentially and 160 bps year on year; Seventh Consecutive Quarter of Record Adjusted Operating Margin
●	5.5% Organic Revenue Growth Year on Year; Three of the Five Business Segments with >10% Organic Growth
●	Fast Growth Market Sales Increased ~35% Year on Year to ~$19 million; Fast Growth Market Sales in Fiscal 2023 Expected to Increase ~40% Versus Prior Year
●	Generated $24 million in Free Cash Flow with Conversion of ~120% of GAAP Net Income
●	Announced Sale of Procon Business Unit for ~$75 million; Divestiture Supports Continued Portfolio Simplification and Focus on Fast Growth Markets

SALEM, NH – February 2, 2023 – Standex International Corporation (NYSE: SXI) today reported financial results for the second quarter of fiscal year 2023 ended December 31, 2022.

Summary Financial Results - Total Standex
($M except EPS and Dividends)	2Q23	2Q22	1Q23	Y/Y	Q/Q
Net Sales	$187.8	$185.7	$180.6	1.1%	4.0%
Operating Income - GAAP	$27.8	$21.8	$26.3	27.7%	5.8%
Operating Income - Adjusted	$28.6	$25.2	$27.2	13.3%	5.3%
Operating Margin - GAAP	14.8%	11.7%	14.6%	+ 310 bps	+ 20 bps
Operating Margin - Adjusted	15.2%	13.6%	15.0%	+ 160 bps	+ 20 bps
Net Income from Continuing Ops - GAAP	$20.1	$15.0	$18.3	33.6%	9.7%
Net Income from Continuing Ops - Adjusted	$20.7	$17.6	$19.1	17.3%	8.4%

EBITDA	$34.8	$29.0	$32.3	20.2%	7.9%
EBITDA margin	18.5%	15.6%	17.9%	+ 290 bps	+ 60 bps
Adjusted EBITDA	$35.6	$32.5	$33.2	9.8%	7.5%
Adjusted EBITDA margin	19.0%	17.5%	18.4%	+ 150 bps	+60 bps

Diluted EPS - GAAP	$1.69	$1.24	$1.53	36.3%	10.5%
Diluted EPS - Adjusted	$1.74	$1.45	$1.60	20.0%	8.7%
Dividends per Share	$0.28	$0.26	$0.26	7.7%	7.7%

Free Cash Flow	$24.0	$18.9	$(8.0)	27.1%	NM
Net Debt to EBITDA	0.6x	0.4x	0.7x	31.0%	-25.7%

Second Quarter Fiscal 2023 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “We are proud of the second fiscal quarter performance that came in ahead of our expectations. We posted 5.5% organic revenue growth year on year which was mostly offset by foreign currency headwinds, while operating in a challenging global environment. We achieved record gross margin of 38.5%, up 150 bps year on year and 80 bps sequentially. We also achieved record consolidated adjusted operating margin of 15.2% in fiscal second quarter 2023 - our seventh consecutive quarter setting a record. The sustainability of this achievement reflects our successful transformation to a high performing operating company that’s able to adapt quickly to economic opportunities and challenges. We delivered year on year improvement in operating margin across four of our five business segments, while the Scientific segment margin remained strong at greater than 20% despite a tough year on year volume comparison related to COVID vaccine storage sales in prior year. Sales from fast growth markets such as electric vehicles, renewable energy, smart grid, and the commercialization of space increased approximately 35% year on year to $19 million in fiscal second quarter 2023, and we anticipate our fast growth market sales in fiscal 2023 to increase approximately 40% versus prior year.”

“We remain confident in our ability to continue to deliver sustained growth driven by secular trends in our fast growth markets and continued differentiation with our customer intimacy model. As a result, we expect all our segments, except Scientific, to contribute to organic growth for the fiscal year.”

“In addition, Standex’s consistent cash generation and substantial financial flexibility continue to position us well to pursue an active pipeline of organic and inorganic growth opportunities. We rebounded from first quarter challenges and achieved free cash flow conversion above our target level of 100% in the fiscal second quarter and expect continued execution in the second half of the fiscal year. We have approximately $324 million in available liquidity and a net debt to adjusted EBITDA ratio of approximately 0.6x.”

"Prior to our earnings release, we announced that we previously signed an agreement to divest our Procon business for $75 million, subject to customary post-closing adjustments. This transaction reflects the continued simplification of our portfolio and enables greater focus on larger platforms and fast growth market opportunities. Proceeds will be deployed towards organic and inorganic initiatives and returning capital to shareholders.”

Outlook

In fiscal third quarter 2023, on a sequential basis, the Company expects a slight to moderate revenue decrease primarily due to unfavorable foreign exchange and the impact of the Procon divestiture. The Company expects slightly lower to similar adjusted operating margin, on a sequential basis, as price and productivity actions mostly offset the impact of a sales decrease. The Company expects higher adjusted operating margin compared to the same period a year ago.

By fiscal year 2028, the Company targets organic revenue growth at a high-single-digit compounded annual rate, adjusted operating margin above 19%, a return on invested capital above 15%, and a free cash flow conversion target ratio at approximately 100% of GAAP net income. Return on invested capital applies to the current portfolio of businesses and excludes the impact of potential acquisitions. Finally, with its substantial financial flexibility, the Company plans to continue to execute on an active pipeline of organic and inorganic growth opportunities.

Second Quarter Segment Operating Performance

Electronics (39% of sales; 46% of segment operating income)

	2Q23	2Q22	% Change
Electronics ($M)
Revenue	$72.6	$76.6	-5.3%
Operating Income	17.0	17.2	-1.1%
Operating Margin	23.4%	22.4%

Revenue decreased approximately $4.1 million or 5.3% year-over-year reflecting a 6.1% impact from foreign exchange, organic decline of 0.2%, partially offset by a 1.0% contribution from acquisitions. On a sequential basis, revenue decreased 3.5% primarily driven by softness in the appliances end market in Europe and the China slowdown. The segment is seeing positive trends in end markets like industrial applications, power management, renewable energy technologies, and EV-related applications.

Electronics segment backlog realizable in under one year of approximately $154 million increased 7% year-over-year. The segment had a book to bill ratio of 0.99 at the end of the fiscal second quarter.

Operating income decreased approximately $0.2 million or 1.1% year-over-year due to lower sales, labor and materials inflation, and unfavorable currency impact, mostly offset by pricing and productivity initiatives. On a sequential basis, operating margin decreased approximately 70 bps.

In fiscal third quarter 2023, on a sequential basis, the Company expects a slight to moderate revenue increase primarily due to strong demand across end markets in North America and increased sales into fast growth markets. The Company expects slightly lower to similar operating margin, on a sequential basis, due to unfavorable product mix and plant moves in China and Germany which were completed in early January.

Engraving (20% of sales; 17% of segment operating income)

	2Q23	2Q22	% Change
Engraving ($M)
Revenue	$37.7	$36.6	2.8%
Operating Income	6.4	5.2	22.5%
Operating Margin	16.9%	14.2%

Revenue increased approximately $1.0 million or 2.8% year-over-year reflecting 12% organic growth, partially offset by a 9.2% impact from currency. On a sequential basis, revenue increased 7.6%, exceeding internal expectations due primarily to higher project work in Asia. Operating income increased $1.2 million or 22.5% year-over-year, primarily driven by realization of previously announced productivity actions in North America and Europe, which more than offset the currency impact. On a sequential basis, operating margin increased approximately 20 bps, primarily driven by incremental volume. The segment had a book to bill ratio of 1.08, indicating continued end market stability.

In fiscal third quarter 2023, on a sequential basis, the Company expects revenue to decrease slightly and operating margin to decrease moderately due to unfavorable project mix.

Scientific (10% of sales; 11% of segment operating income)

	2Q23	2Q22	% Change
Scientific ($M)
Revenue	$19.3	$24.6	-21.7%
Operating Income	4.2	5.5	-24.1%
Operating Margin	21.6%	22.3%

Revenue decreased approximately $5.3 million or 21.7% year-over-year reflecting lower demand for COVID vaccine storage units. On a sequential basis, revenue increased 4.5%, primarily from higher sales into the clinical end market. Operating income decreased approximately $1.3 million or 24.1% year-over-year due to the lower volume, partially offset by price, realization of productivity actions, and lower freight cost. On a sequential basis, operating margin increased approximately 140 bps, primarily driven by higher volume and lower oceanic freight cost.

In fiscal third quarter 2023, on a sequential basis, the Company expects a slight revenue decrease and a similar operating margin as productivity actions and lower freight cost offset volume decline.

Engineering Technologies (13% of sales; 10% of segment operating income)

	2Q23	2Q22	% Change
Engineering Technologies ($M)
Revenue	$24.2	$18.1	33.7%
Operating Income	3.7	2.3	61.7%
Operating Margin	15.5%	12.8%

Revenue increased approximately $6.1 million or 33.7% year-over-year reflecting 36.2% organic growth, partially offset by a 2.5% impact from currency. On a sequential basis, revenue increased 42.3% due to project activity in the space and aviation end markets. Operating income increased approximately $1.4 million or 61.7% year-over-year reflecting higher volume and the impact of productivity and efficiency initiatives. On a sequential basis, operating margin increased approximately 450 bps, primarily driven by the sequential revenue increase.

We continue to expect a healthy backlog in the Engineering Technologies Group. In fiscal third quarter 2023, on a sequential basis, the Company expects a significant decrease in revenue reflecting timing of projects and a slight decrease in operating margin, as productivity actions mostly offset volume decline. We expect more favorable timing of projects in the fiscal fourth quarter of 2023.

Specialty Solutions (18% of sales; 16% of segment operating income)

	2Q23	2Q22	% Change
Specialty Solutions ($M)
Revenue	$34.1	$29.7	14.6%
Operating Income	5.7	3.7	52.9%
Operating Margin	16.8%	12.6%

Specialty Solutions revenue increased approximately $4.4 million or 14.6% year-over-year, reflecting healthy organic growth in Hydraulics and Display Merchandising businesses. On a sequential basis, revenue decreased 2.5% as improved volume in Hydraulics was more than offset by seasonal declines in the Pumps (Procon) and Display Merchandising businesses that serve food service end markets. Operating income increased approximately $2.0 million or 52.9% year-over-year reflecting the price and volume increases and realization of productivity actions. On a sequential basis, operating margin decreased approximately 60 bps due to lower volume in the Pumps business.

In fiscal third quarter 2023, on a sequential basis, the Company expects revenue to decline moderately to significantly due to the Procon divestiture and operating margin to increase slightly to moderately due to ongoing pricing and productivity actions in the remaining businesses.

Capital Allocation

●

Share Repurchase: During the fiscal second quarter, the Company repurchased approximately 50,000 shares for $5.1 million. There was $77.1 million remaining on the Company’s current share repurchase authorization at the end of the fiscal second quarter 2023.

●

Capital Expenditures: In fiscal second quarter 2023, Standex’s capital expenditures were $5.8 million compared to $4.7 million in the fiscal second quarter of 2022. The Company expects fiscal year 2023 capital expenditures between $30 million and $35 million with key investments focused on growth initiatives and capacity expansion. Capital expenditures were $23.9 million in fiscal 2022.

●

Dividend: On January 27, 2023, the Company declared a quarterly cash dividend of $0.28 per share, an approximately 7.7% year-over-year increase. The dividend is payable February 24, 2023, to shareholders of record on February 9, 2023.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net debt of $74.0 million on December 31, 2022, compared to $70.0 million at the end of fiscal 2022 and $52.5 million at the end of fiscal second quarter 2022. Net debt for the second quarter of 2023 consisted primarily of long-term debt of $187.5 million and cash and equivalents of $113.5 million of which approximately $107 million was held by foreign subsidiaries.

Standex repatriated $4.3 million in fiscal second quarter 2023. The Company expects to repatriate between $25 million and $30 million in fiscal 2023.

●

Cash Flow:  Net cash provided by continuing operating activities for the three months ended December 31, 2022, was $29.8 million compared to $23.6 million in the prior year’s quarter. Free cash flow after capital expenditures was $24.0 million compared to free cash flow after capital expenditures of $18.9 million in the fiscal second quarter of 2022.

Conference Call Details

Standex will host a conference call for investors tomorrow, February 3, 2023, at 8:30 a.m. ET. On the call, David Dunbar, President, and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through February 3, 2024. To listen to the teleconference playback, please dial in the U.S. (877) 344-7529 or (412) 317-0088 internationally; the passcode is 1809372. The audio playback via phone will be available through February 10, 2023. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures which include the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, gain or loss on sale of a business unit, acquisition costs, and litigation costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Brazil, Turkey, South Africa, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics such as the current coronavirus on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Christopher Howe

Director of Investor Relations

(773) 754-5394

e-mail: InvestorRelations@Standex.com

Standex International Corporation

Consolidated Statement of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(In thousands, except per share data)	2022	2021	2022	2021

Net sales	$187,789	185,709	$368,389	$361,319
Cost of sales	115,469	116,937	227,816	226,310
Gross profit	72,320	68,772	140,573	135,009

Selling, general and administrative expenses	43,713	43,531	84,802	86,283
Restructuring costs	511	843	1,093	1,283
Acquisition related costs	174	925	466	1,142
Other operating (income) expense, net	116	1,700	116	1,700

Income from operations	27,806	21,773	54,096	44,601

Interest expense	1,566	1,526	2,753	3,246
Other non-operating (income) expense, net	(70)	288	948	311
Total	1,496	1,814	3,701	3,557

Income from continuing operations before income taxes	26,310	19,959	50,395	41,044
Provision for income taxes	6,226	4,929	11,995	10,193
Net income from continuing operations	20,084	15,030	38,400	30,851

Income (loss) from discontinued operations, net of tax	(41)	(46)	(87)	(49)

Net income	$20,043	$14,984	$38,313	$30,802

Basic earnings per share:
Income (loss) from continuing operations	$1.69	$1.25	$3.25	$2.56
Income (loss) from discontinued operations	-	-	(0.01)	-
Total	$1.69	$1.25	$3.24	$2.56

Diluted earnings per share:
Income (loss) from continuing operations	$1.69	$1.24	$3.22	$2.54
Income (loss) from discontinued operations	-	-	(0.01)	-
Total	$1.69	$1.24	$3.21	$2.54

Average Shares Outstanding
Basic	11,852	12,033	11,833	12,028
Diluted	11,917	12,138	11,930	12,144

Standex International Corporation

Condensed Consolidated Balance Sheets

(unaudited)

	December 31,	June 30,
(In thousands)	2022	2022

ASSETS
Current assets:
Cash and cash equivalents	$113,494	$104,844
Accounts receivable, net	119,907	117,075
Inventories	105,698	105,339
Prepaid expenses and other current assets	48,656	45,210
Income taxes receivable	2,938	6,530
Current assets held for sale	10,232	-
Total current assets	400,925	378,998

Property, plant, equipment, net	129,960	128,584
Intangible assets, net	82,012	85,770
Goodwill	269,666	267,906
Deferred tax asset	7,400	8,186
Operating lease right-of-use asset	36,711	39,119
Non-current assets held for sale	3,731	-
Other non-current assets	26,280	25,876
Total non-current assets	555,760	555,441

Total assets	$956,685	$934,439

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$66,322	$74,520
Accrued liabilities	53,407	67,773
Current liabilities held for sale	2,910	-
Income taxes payable	9,776	8,475
Total current liabilities	132,415	150,768

Long-term debt	187,500	174,830
Operating lease long-term liabilities	29,428	31,357
Accrued pension and other non-current liabilities	77,693	78,141
Non-current liabilities held for sale	232	-
Total non-current liabilities	294,853	284,328

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	93,359	91,200
Retained earnings	933,233	901,421
Accumulated other comprehensive loss	(147,226)	(153,312)
Treasury shares	(391,925)	(381,942)
Total stockholders' equity	529,417	499,343

Total liabilities and stockholders' equity	$956,685	$934,439

Standex International Corporation and Subsidiaries

Statements of Consolidated Cash Flows

(unaudited)

	Six Months Ended
	December 31,
(In thousands)	2022	2021

Cash Flows from Operating Activities
Net income	$38,313	$30,802
Income (loss) from discontinued operations	(87)	(49)
Income from continuing operations	38,400	30,851

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,966	15,222
Stock-based compensation	4,699	4,625
Non-cash portion of restructuring charge	(1,183)	337
Contributions to defined benefit plans	(101)	(104)
Net changes in operating assets and liabilities	(28,690)	(14,232)
Net cash provided by operating activities - continuing operations	27,091	36,699
Net cash provided by (used in) operating activities - discontinued operations	(51)	(364)
Net cash provided by (used in) operating activities	27,040	36,335
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(11,028)	(9,721)
Other investing activities	98	1,646
Net cash (used in) investing activities	(10,930)	(8,075)
Cash Flows from Financing Activities
Proceeds from borrowings	28,500	-
Payments of debt	(16,000)	-
Contingent consideration payment	(1,167)	(1,167)
Activity under share-based payment plans	994	1,147
Purchase of treasury stock	(13,517)	(9,546)
Cash dividends paid	(6,399)	(6,019)
Net cash provided by (used in) financing activities	(7,589)	(15,585)

Effect of exchange rate changes on cash	129	(1,887)

Net changes in cash and cash equivalents	8,650	10,788
Cash and cash equivalents at beginning of year	104,844	136,367
Cash and cash equivalents at end of period	$113,494	$147,155

Standex International Corporation

Selected Segment Data

(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(In thousands)	2022	2021	2022	2021
Net Sales
Electronics	$72,556	$76,626	$147,755	$152,462
Engraving	37,689	36,644	72,713	71,814
Scientific	19,292	24,636	37,748	46,165
Engineering Technologies	24,193	18,095	41,192	35,668
Specialty Solutions	34,059	29,708	68,981	55,210
Total	$187,789	$185,709	$368,389	$361,319

Income from operations
Electronics	$16,972	$17,157	$35,113	$35,430
Engraving	6,373	5,204	12,227	10,078
Scientific	4,165	5,490	7,888	9,998
Engineering Technologies	3,741	2,314	5,606	3,213
Specialty Solutions	5,716	3,738	11,793	6,553
Restructuring	(511)	(843)	(1,093)	(1,283)
Acquisition related costs	(174)	(925)	(466)	(1,142)
Corporate	(8,360)	(8,662)	(16,856)	(16,546)
Other operating income (expense), net	(116)	(1,700)	(116)	(1,700)
Total	$27,806	$21,773	$54,096	$44,601

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended			Six Months Ended
	December 31,			December 31,
(In thousands, except percentages)	2022	2021	% Change	2022	2021	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$187,789	$185,709	1.1%	$368,389	$361,319	2.0%
Income from operations, as reported	$27,806	$21,773	27.7%	$54,096	$44,601	21.3%
Income from operations margin	14.8%	11.7%		14.7%	12.3%
Adjustments:
Restructuring charges	511	843		1,093	1,283
Acquisition-related costs	174	925		466	1,142
Litigation charge	116	1,700		116	1,700
Adjusted income from operations	$28,607	$25,241	13.3%	$55,771	$48,726	14.5%
Adjusted income from operations margin	15.2%	13.6%		15.1%	13.5%
Interest and other income (expense), net	(1,496)	(1,814)		(3,701)	(3,557)
Provision for income taxes	(6,226)	(4,929)		(11,995)	(10,193)
Discrete and other tax items	-	-		100	-
Tax impact of above adjustments	(190)	(857)		(398)	(1,021)
Net income from continuing operations, as adjusted	$20,695	$17,641	17.3%	$39,777	$33,955	17.1%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$20,084	$15,030	33.6%	$38,400	$30,851
Net income from continuing operations margin	10.7%	8.1%		10.4%	8.5%
Add back:
Provision for income taxes	6,226	4,929		11,995	10,193
Interest expense	1,566	1,526		2,753	3,246
Depreciation and amortization	6,958	7,497		13,966	15,222
EBITDA	$34,834	$28,982	20.2%	$67,114	$59,512	12.8%
EBITDA Margin	18.5%	15.6%		18.2%	16.5%
Adjustments:
Restructuring charges	511	843		1,093	1,283
Acquisition-related costs	174	925		466	1,142
Litigation charge	116	1,700		116	1,700
Adjusted EBITDA	$35,635	$32,450	9.8%	$68,789	$63,637	8.1%
Adjusted EBITDA Margin	19.0%	17.5%		18.7%	17.6%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$29,796	$23,613		$27,091	$36,699
Less: Capital expenditures	(5,760)	(4,699)		(11,028)	(9,721)
Free cash flow from continuing operations	$24,036	$18,914		$16,063	$26,978

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended			Six Months Ended
	December 31,			December 31,
Adjusted earnings per share from continuing operations	2022	2021	% Change	2022	2021	% Change

Diluted earnings per share from continuing operations, as reported	$1.69	$1.24	36.3%	$3.22	$2.54	26.8%

Adjustments:
Restructuring charges	0.03	0.05		0.07	0.09
Acquisition-related costs	0.01	0.06		0.03	0.07
Litigation charge	0.01	0.10		0.01	0.10
Discrete tax items	-	-		0.01	-
Diluted earnings per share from continuing operations, as adjusted	$1.74	$1.45	20.0%	$3.34	$2.80	19.3%